UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

POST-EFFECTIVE
AMENDMENT NO. 2
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(B) OR 12 (G) OF THE
SECURITIES EXCHANGE ACT OF 1934

THE CHEESECAKE FACTORY INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	51-0340466
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

26901 Malibu Hills Road
Calabasas Hills, California 91301

(Address of principal executive offices) (Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), please check the following box. ☐

Securities Act registration statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section l2(b) of the Act:

Title of each class To be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The NASDAQ Stock Market

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Item 1.          DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

Item 1 is hereby amended by adding the following:

On August 1, 2008, the Corporation entered into Amendment No. 2 to Rights Agreement which amended the Rights Agreement as follows:

1.                                       Section 2 of the Rights Agreement is hereby amended to add the following to the end of the last sentence thereof:

, upon ten (10) days’ prior written notice to the Rights Agent.  The Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such co-Rights Agent.

2.                                       Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

(a)                                  Subject to Section 7(e) hereof, the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price for the total number of one one-hundredth of a Preferred Share (or other securities, as the case may be) as to which such surrendered Rights are exercised, at or prior to the earliest of (i) the close of business on August 4, 2018 (the “FINAL EXPIRATION DATE”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “REDEMPTION DATE”), or (iii) the time at which the Rights are exchanged as provided in Section 24 hereof.

3.                                       Section 18 of the Rights Agreement is hereby amended to delete the term “negligence” and replace it in its entirety with “gross negligence”.

4.                                       Section 21 of the Rights Agreement is hereby amended as follows:

(a)                                  insert the term, “, including its Affiliates” after “surplus” and before “of” in the fifth sentence thereof;

(b)                                 delete the term “$100,000.00” and replace it with “$50,000.00” in the fifth sentence thereof; and

(c)                                  insert the following new sentence after the existing second sentence thereof:

In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to have resigned automatically and be discharged from its duties under this Agreement as of the effective date of such termination, and the Company shall be responsible for sending any required notice.

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5.                                       Section 26 of the Rights Agreement is hereby amended and restated in its entirety as follows:

Section 26.  NOTICES.  Notices or demands authorized by this Agreement to be given or made by the Rights Agent or by the holder of any Right Certificate to or on the Corporation shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:

The Cheesecake Factory Incorporated
26901 Malibu Hills Road
Calabasas Hills, California 91301
Attention:  General Counsel

Subject to the provisions of Section 21 hereof, any notice or demand authorized by this Agreement to be given or made by the Corporation or by the holder of any Right Certificate to or on the Rights Agent shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Corporation) as follows:

Computershare Trust Company, N.A.
1745 Gardena Avenue
Glendale, CA 91204
Attention:  Richard Brown

Notices or demands authorized by this Agreement to be given or made by the Corporation or the Rights Agent to the holder of any Right Certificate or, if prior to the Distribution Date, to the holder of certificates representing Common Shares shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Corporation.

6.                                       The Rights Agreement is hereby amended to add a new Section 35, as follows:

Section 35.  FORCE MAJEURE.  Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an exhibit to a Registration Statement on Form 8-A dated August 19, 1998.  Amendment No. 1 to Rights Plan has been filed as an exhibit to a Registration Statement on Form 8-A/A Post-Effective Amendment No. 1 dated November 4, 2003.  A copy of the Amendment No. 2 to Rights Agreement is attached hereto as Exhibit 3.  This summary of the Rights, Rights Agreement, Amendment No. 1 and Amendment No. 2 to Rights Agreement does

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not purport to be complete and is qualified in its entirety by reference to such exhibits which are incorporated by reference herein.

Item 2.          EXHIBITS

1.                                      Form of Rights Agreement (the “Rights Agreement”) dated as of August 4, 1998 between The Cheesecake Factory Incorporated and U.S. Stock Transfer Corporation, which includes, as Exhibit A thereto, the form of Certificate of Designation specifying the terms of the Preferred Stock, Exhibit B thereto, the form of Rights Certificate, and Exhibit C thereto, the Summary of Rights to Purchase Preferred Shares.*

2.                                      Amendment No. 1 to Rights Agreement dated as of November 4, 2003 between The Cheesecake Factory Incorporated and U.S. Stock Transfer Corporation.**

3.                                      Amendment No. 2 to Rights Agreement dated as of August 1, 2008 between The Cheesecake Factory Incorporated and Computershare Trust Company, N.A.

*                Filed as Exhibit 1 to the Company’s Registration Statement on Form 8-A filed on August 18, 1998 and incorporated by reference herein.

**         Filed as Exhibit 2 to the Company’s Registration statement on Form 8-A/A Post-Effective Amendment No. 1 filed on November 13, 2003 and incorporated by reference herein.

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

The Cheesecake Factory Incorporated

	By:	/s/ CHERYL M. SLOMANN
Cheryl M. Slomann
Interim Chief Financial Officer,
Vice President and Controller

Date: August 1, 2008

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Exhibit Index

1.                                      Form of Rights Agreement (the “Rights Agreement”) dated as of August 4, 1998 between The Cheesecake Factory Incorporated and U.S. Stock Transfer Corporation, which includes, as Exhibit A thereto, the form of Certificate of Designation specifying the terms of the Preferred Stock, Exhibit B thereto, the form of Rights Certificate, and Exhibit C thereto, the Summary of Rights to Purchase Preferred Shares.*

2.                                      Amendment No. 1 to Rights Agreement dated as of November 4, 2003 between The Cheesecake Factory Incorporated and U.S. Stock Transfer Corporation.**

3.                                      Amendment No. 2 to Rights Agreement dated as of August 1, 2008 between The Cheesecake Factory Incorporated and Computershare Trust Company, N.A.

*                                        Filed as Exhibit 1 to the Company’s Registration Statement on Form 8-A filed on August 18, 1998 and incorporated by reference herein.

**                                 Filed as Exhibit 2 to the Company’s Registration statement on Form 8-A/A Post-Effective Amendment No. 1 filed on November 13, 2003 and incorporated by reference herein.